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                                                                   EXHIBIT 23.1
                                                                   -------------
                       Consent of Independent Accountants



The Board of Directors and Stockholders
Bank of Boston Corporation:


We consent to the incorporation by reference in the registration statements of Bank of Boston Corporation on Form S-3 (File Nos. 33-29515 and 33-52571) and in the registration statements on Form S-8 (File Nos. 333-09041, 333-07329, 333-00297, 33-1899, 33-11186, 33-64462, 33-65850 and 33-66012) of our report dated
August 26, 1996, on our audits of the supplemental consolidated financial statements of Bank of Boston Corporation as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and the inclusion of such report in Form 8-K of Bank of Boston Corporation dated September 6, 1996.


/S/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
September 6, 1996